Exhibit 99.1

For Release on November 15, 2013

TOWN SPORTS INTERNATIONAL HOLDINGS, INC. ANNOUNCES COMPLETION OF

REFINANCING AND DECLARES A CASH DIVIDEND OF $0.16 PER SHARE

New York, NY — November 15, 2013 — Town Sports International Holdings, Inc. (the “Company”) (NASDAQ: CLUB) today announced that its indirect wholly-owned subsidiary, Town Sports International, LLC (the “Borrower”) has entered into a $325.0 million term loan facility and a $45.0 million revolving loan facility. The proceeds from the term loan facility were used to repay all amounts outstanding under the Borrower’s existing credit agreement and to pay related fees and expenses. None of the revolving loan facility was drawn upon.

The new term loan facility matures on November 15, 2020 and the new revolving loan facility matures on November 15, 2018.

Borrowings under the term loan facility and the revolving loan facility, at the Borrower’s option, bear interest at either the administrative agent’s base rate plus 2.5% or a LIBOR rate adjusted for certain additional costs (the “Eurodollar Rate”) plus 3.5%, each as defined in the new credit agreement. The Eurodollar Rate has a floor of 1.00% and the base rate has a floor of 2.00%, each with respect to the outstanding term loans. Commencing with the last business day of the Borrower’s fiscal quarter ending March 31, 2014, the Borrower is required to pay 0.25% of the principal amount of the terms loans each quarter, which may be reduced by voluntary prepayments. Mandatory prepayments under the new credit agreement are required with respect to certain asset sales, insurance recovery and incurrence of certain other debt and, commencing in 2015, in certain circumstances relating to cash flow for the prior fiscal year in excess of certain expenditures.

In connection with entering into the new credit agreement, the Borrower amended and restated its existing interest rate swap arrangement, which will now have a notional amount of $160 million and will mature on May 15, 2018. The swap will effectively convert $160 million of variable-rate debt under the new credit agreement to a fixed rate of 5.38%, when including the applicable 3.50% margin described above.

At current interest rates, the Company expects cash payments related to interest charged on this new credit agreement to be approximately $2.8 million less on an annual basis than annual cash payments required for interest on the Borrower’s existing credit facility. The expected savings on interest assumes a $9.3 million increase in total term loan principal outstanding versus the existing facility and the impact of the interest rate swap described above.

Deutsche Bank Securities Inc. and KeyBanc Capital Markets Inc. served as joint lead arrangers and joint bookrunning managers for the credit facilities.

In addition, the Company’s Board of Directors declared a cash dividend of $0.16 per share, payable on December 5, 2013 to stockholders of record at the close of business on November 26, 2013 (the “Dividend”). The aggregate amount of the payment to be made in connection with the Dividend will be approximately $3.7 million, based upon shares of common stock outstanding as of November 13, 2013.

Robert Giardina, Chief Executive Officer of the Company, commented: “We are pleased we have completed this refinancing which reduced our borrowing costs and extended the term on our debt. This refinancing also provides the Company with more flexibility, including flexibility to return value to our stockholders in the form of a dividend.”

About Town Sports International Holdings, Inc.:

New York-based Town Sports International Holdings, Inc. is a leading owner and operator of fitness clubs in the Northeast and mid-Atlantic regions of the United States and, through its subsidiaries, operated 162 fitness clubs as of September 30, 2013, comprising 108 New York Sports Clubs, 29 Boston Sports Clubs, 16 Washington Sports Clubs (two of which are partly-owned), six Philadelphia Sports Clubs, and three clubs located in Switzerland. These clubs collectively served approximately 507,000 members. For more information on TSI, visit http://www.mysportsclubs.com.